Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the Vertro, Inc. 2006 Stock Award and Incentive Plan of our report dated March 9, 2011, relating to the consolidated financial statements of Vertro, Inc., appearing in the Company's Annual Report on Form 10-K for the year ended December 31, 2010.

/s/BDO USA, LLP

Miami, Florida
June 28, 2011